EX-99.B(p)(29)

KLEINWORT BENSON INVESTORS

CODE OF ETHICS

While affirming its confidence in the integrity and good faith of all its employees, officers and directors, Kleinwort Benson Investors International Ltd and its direct parent, Kleinwort Benson Investors Dublin Ltd (“KBI Dublin”) (collectively the “Adviser”) recognizes that knowledge of present or future portfolio transactions and, in certain instances, the power to influence portfolio transactions made by or for its Advisory Clients which may be possessed by certain of its personnel could place such individuals, if they engage in personal transactions in Securities which are eligible for investment by Advisory Clients, in a position where their personal interest may conflict with the interests of the Advisory Clients.

In view of the foregoing, the Adviser’s Code of Conduct, the provisions of Rule 17j-1(b)(1) as amended under the Investment Company Act of 1940 (the “1940 Act”) and Section 204A of the Investment Advisers Act 1940 as amended the Adviser has determined to adopt this Code of Ethics to set forth standards of conduct expected of its Advisory personnel, specify and prohibit certain types of transactions deemed to create conflicts of interest (or at least the potential for or the appearance of such a conflict), and to establish reporting requirements and enforcement procedures.

In addition Kleinwort Benson Investors Dublin Ltd and its subsidiaries are subject to supervision by a number of regulatory bodies in the EU in addition to its home regulator the Central Bank of Ireland. These regulators require that an explicit Code of Conduct covering personal share dealing & gifts must be made available to all executive directors and members of staff.

At all times, the Adviser and its personnel must comply with the spirit and the letter of the applicable securities laws and the rules governing the capital markets. The CCO administers this Code of Ethics and all questions regarding the provisions contained herein should be directed to the CCO. Employees must cooperate to the fullest extent reasonably requested by the CCO to enable (i) the Adviser to comply with all applicable securities laws and (ii) the CCO to discharge her duties as outlined in this Code of Ethics and other written policies and procedures.

I.           STATEMENT OF GENERAL PRINCIPLES

In recognition of the trust and confidence placed in the Adviser by its Advisory Clients and to give effect to the Adviser’s belief that its operations should be directed to the benefit of its Advisory Clients, the Adviser hereby adopts the following general principles to guide the actions of its employees, officers and directors:

(1)

The interests of the Advisory Clients are paramount, and all of the Adviser’s personnel must conduct themselves and their operations to give maximum effect to this tenet by assiduously placing the interests of the Advisory Clients before their own

(2)

All of the Adviser’s personnel are also required to act in the best interests of the Adviser’s Advisory Clients especially regarding execution and brokerage services. In this regard the Adviser’s personnel are reminded to adhere to the Adviser’s policies and procedures regarding brokerage, including allocation, best execution, soft dollars and directed brokerage.

(3)

All personal transactions in Securities by the Adviser’s personnel must be accomplished so as to avoid even the appearance of a conflict of interest on the part of such personnel with the interest of any Advisory Client.

(4)

All of the Adviser’s personnel must avoid actions or activities that allow (or appear to allow) a person to profit or benefit from his or her position with respect to an Advisory Client, or that otherwise bring into question the person’s independence or judgment.

(5)

All information about the Adviser’s Clients (including former Clients) must be kept in strict confidence, including the Client’s identity (unless the Client consents), the Client’s financial circumstances, the Client’s Security holdings and advice furnished to the Client by the Adviser.

(6)	Independence in the investment decision making process is paramount.

II.                                   DEFINITIONS

(1)                                 “Access person” for an Investment Adviser, whose primary business is the business of providing investment advice, includes any “Supervised Person” who:

•                  Has access to nonpublic information regarding any Clients’ purchase or sale of Securities, or nonpublic information regarding portfolio holdings of any fund the Adviser or its control affiliates manage; or

•                  Is involved in making Securities recommendations to Clients or has access to such recommendations that are nonpublic.

If the Adviser’s primary business in providing investment advice, all of the Adviser’s directors, officers, and partners are presumed to be Access Persons.

“Access Persons for Mutual Funds” means any officer, director, general partner or Advisory Person of the Adviser who, with respect to the Funds:

(i)                                     Makes any recommendation or participates in the determination of which recommendation will be made; or

(ii)                                  Whose principal function or duties relate to the determination of which recommendation will be made or who, in connection with his or her duties, obtains any information concerning recommendations on Securities made by the Adviser to the Fund.

The Adviser’s “Access Persons” shall include: (a) all directors of the Adviser, (b) Asset Managers, (c) Researchers, (d) Middle Office Personnel, (e) Information Technology personnel who have access to PORTIA and “SOMA” trading system and/or any such other system that holds pre-trade information, (f) Compliance Unit personnel, and (g) any other managers or individuals whom the Review Officer determines to be Access Persons from time to time. A list of all such Access Persons is available from the Adviser on request and includes Clients, regulatory authorities and any other entity/person that the CCO deems it appropriate to provide such information.

(2)                                 “Advisory Client” means any client or fund to which the Adviser provides investment advice.

(3)                                 “Advisory Person” means any employee of the Adviser who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Securities by an Advisory Client, or whose functions relate to the purchase or sale of Securities by an Advisory Client.

All Advisory Persons are Access Persons.

(4)                                 “Beneficial Ownership” of a Security is to be determined in the same manner as it is for purposes of Section 16 of the Securities Exchange Act of 1934 and Rule 16a-1(a)(2) there under.  This means that a person should generally consider him or herself the beneficial owner of any Securities in which he or she has a direct or indirect pecuniary interest.  In addition, a person should consider him or herself the beneficial owner of Securities held by his or her spouse, minor children, a relative who shares his or her home, or other persons by reason of any contract, arrangement, understanding or relationship that provides him or her with sole or shared voting or investment power.

(5)                                 “Control” shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act.

(6)                                 “Fund” means an investment company registered under the 1940 Act for which the Kleinwort Benson Investors International Ltd acts as adviser or sub-adviser.

(7)                                 “High quality short-term debt instrument” means any instrument that has a maturity at issuance of 365 days or less and that is rated in one of the two highest rating categories by a nationally recognized statistical rating organization.

(8)                                 “Investment Personnel” means a) any employee of the Adviser (or of any company in a control relationship to the Adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of Securities by the Advisory Client (b) any employee who helps execute and/or implement the asset manager’s decision and (c) any natural person who controls the Adviser and who obtains information concerning recommendations made to an Advisory Client regarding the purchase or sale of Securities by such Advisory Client.

(9)                                 “Initial public offering” (i.e. IPO), means an offering of Securities registered under the Securities Act of 1933, the issuer of which, immediately before registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934.

(10)                          “Limited offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2), Section 4(6), Rule 504, Rule 505 or Rule 506.

(11)                          A “personal securities account” means any account in which any securities are held for the person’s direct or indirect benefit.

(12)                          “Purchase or sale of a Security” includes, among other things, the writing of an option to purchase or sell a Security.

“Security” means any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing. Also included is any regulated instrument under MiFID (as defined in Schedule 1 Part 3 of European Communities (Markets in Financial Instruments) Regulations 2007 (1)) and the Investor Intermediaries Act 1995(2) such as units in collective investment schemes, shares in an investment company, units in a unit trust or units in a common contractual fund, capital contributions to an investment limited partnership, dealings in stock, shares, loan stock, warrants, rights, options, spread betting, traded options, futures contracts,

(1)  http://www.finance.gov.ie/documents/publications/statutoryinstruments/SINo60of2007.pdf

(2)  http://www.irishstatutebook.ie/1995/en/act/pub/0011/print.html money market instruments, financial contracts for difference,  swaps, forward rate agreements, tracker bonds, hybrid instruments, repurchase and reverse repurchase agreements, regular savings plans operated by way of an investment trust  In addition, derivative contracts relating to:

•                  securities, currencies, interest rates or yields, financial indices

•                  commodities

•                  climatic variables, freight rates, emission allowances or inflation rates or other official economic statistics if the contracts must be settled in cash

•                  derivative instruments for the transfer of credit risk.

(13)                          A “Security held or to be acquired” by an Advisory Client means (a) any Security which, within the most recent 15 days, (i) is or has been held by an Advisory Client or (ii) is being or has been considered by the Adviser for purchase by an Advisory Client and (b) any option to purchase or sell, and any Security convertible into or exchangeable for, a Security.

(14)                          A Security is “being purchased or sold” by an Advisory Client from the time when a purchase or sale program has been communicated to the person who places the buy and sell order for an Advisory Client until the time when such program has been fully completed or terminated.

(15)                          “Supervised Person” includes:

•                  Directors, officers and partners of the Adviser (or other persons occupying a similar status or performing similar functions)

•                  Employees of the Adviser; and

•                  Any other person who provides advice on behalf of the Adviser and is subject to the Adviser’s supervision and control

The Adviser also has the discretion to include some or all of the following categories of persons as “Supervised Persons”:

•                  Temporary workers

•                  Consultants

•                  Independent Contractors

•                  Certain employees of affiliates; or

•                  Particular persons designated by the Chief Compliance Officer

(16)                          The designated “Review Officer” shall be the Chief Compliance Officer of the Adviser.

III.                              GENERAL PROHIBITION AGAINST INSIDER-DEALING, FRAUD, DECEIT AND MANIPULATION

(1)                                 No Supervised Person shall:

(a)         Engage in any manipulative practice with respect to Securities, including price manipulation;

(b)         Engage in any trading, either personally or on behalf of others, while in possession of material, non public information (including the following):

•                  Preliminary profit announcements for a year, half year of other period.

•                  Dividends and other distributions to shareholders recommended or declared or resolved to be paid and any decision to pass any dividend or interest payment.

•                  Proposed changes in capital, structure or redemption of securities.

•                  Material acquisitions or realisation of assets as defined by the Stock Exchange.

•                  Matters requiring disclosure to the Stock Exchange under the provisions of the City Code on Takeovers and Mergers.

•                  Any changes in the Directorate other than normal retirements and replacements.

•                  Proposed changes in the general character or nature of the business.

•                  Matters requiring to be notified to a company (interests of 5% or more of the nominal value of any class of voting capital) or any variation thereof.

•                  Changes in the status of a company under the close company provisions (as defined by the Irish Revenue) of the various tax acts as amended.

(c)          Engage in communicating any material non-public information to others in violation of the law. “Material non-public information” relates not only to issuers but also to the Adviser’s Client, the Securities investments made by the Adviser on behalf of the Client, information about contemplated Securities transactions, or information regarding the Adviser’s trading strategies except as required to effect Securities transactions on behalf of the Client or for regulatory and/or other legitimate business purposes.

Where a Supervised Person becomes an “insider” regarding an issuer s/he must report the matter to the Review Officer where it will be dealt with in line with the Adviser’s procedures and the issuer will becomes a “restricted issuer” until such time that the Adviser is no longer an insider.

(2)                                 No Supervised Person shall, in connection with the purchase or sale, directly or indirectly, by such person of a Security held or to be acquired by any Advisory Client:

(a)                                Employ any device, scheme or artifice to defraud such Advisory Client;

(b)                                Make to such Advisory Client any untrue statement of a material fact or omit to state to such Advisory Client a material fact necessary in order to make the statements made;

(c)                                  Engage in any act, practice or course of business which would operate as a fraud or deceit upon such Advisory Client; or

(d)                                 Engage in any manipulative practice with respect to such Advisory Client.

If a Supervised Person engages in any of the practices listed above or any practices associated with these practices the Adviser will commence enforcing its disciplinary procedures as set out in its HR policies.

IV.                               PROHIBITED PURCHASES AND SALES OF SECURITIES

(1)                                 Except as provided in Sections V(3) and V(4) of this Code of Ethics, no Access Person shall purchase or sell, directly or indirectly, any Security in which he or she had or by reason of such transaction acquired any Beneficial Ownership, within 24 hours (seven (7) working days, in the case of Investment Personnel — such persons are determined by the CCO and the individuals are informed accordingly) before or after the time that the same (or a related) Security is being purchased or sold by any Advisory Client. The Review Officer also performs a review of all personal transactions on a post trade basis and there is a separate documented procedure for this.  Subject to determination by the Review Officer, such Access Person may be required to sell any Security and to disgorge any profits realized on trades within these proscribed periods.  The Review Officer’s determination shall be made in writing and a record of such shall be maintained in accordance with Section X(7) of this Code of Ethics. In the event of the absence of the Review Officer, a member of the Adviser’s Compliance team will make such determination.

(2)                                 No Access Person (including Investment Personnel) may acquire Securities, whether acquired directly or indirectly (through Beneficial Ownership), as part of an initial public offering without obtaining the written approval of the designated Review Officer before either directly or indirectly acquiring a Beneficial Ownership in such Securities.

(3)                                 No Access Person shall purchase a Security, whether purchased directly or indirectly (through Beneficial Ownership), offered in a limited offering (e.g. private placement) without the specific, prior written approval of the Adviser’s designated Review Officer. Where an Access Person has been authorized to purchase a Security in a limited offering they will be required to disclosed that investment when they play a part in any Client’s subsequent consideration of an investment in the issuer and in such circumstances the decision to purchase Securities of the issuer for the Client be made either by another employee or, at a minimum, should be subject to an independent review by investment personnel with no personal interest in the issuer.

(4)                                 No Access Person shall profit from the purchase and sale, or sale and purchase, of the same (or equivalent) Security, whether held directly or indirectly (through Beneficial Ownership), within a 60-day period.  Profit due to any such short-term trades will be disgorged.  Exceptions to this policy are permitted only with the written approval of the Review Officer of the Adviser and then only in an emergency or extraordinary circumstances.

(5)                                 No Access Person shall make speculative purchases or sales of securities or currencies to the detriment of the Company’s good name or for which insufficient funds are available.  In particular, the purchase or sale of shares where settlement depends on a subsequent sale or purchase, within the same account, period must be avoided.

(6)           Additional Rules for Dealing in Options

An Access Person may only undertake options dealings, whatever the underlying asset, in accordance with the following addition rules:

1.              Uncovered calls — the writing of uncovered calls is not permitted.

2.              Uncovered puts — the writing of uncovered puts is not permitted.

3.              Covered calls — covered calls may be written where one of the following conditions is satisfied:

a.              Previously or at the same time a long call position is established which covers the short call.  This means that the exercise price of the long call must be the same or lower than that of the short call and the expiry date of the long call must be at least as long as that of the short call.  (It is not permissible to close out the long position prior to the closing of the short call position).

b.              The underlying security is held by the individual, and pledged as collateral to a recognized clearing house. It is not permissible to sell the underlying security prior to closing of the short call position.

4.              Covered puts — covered puts may be written when the following condition is satisfied:

Previously or at the same time a long put position is established which covers the short put in the following manner:

The exercise price of the long put must be the same or higher than that of the short put and the expiry date of the long put must be at least as long as that of the short put.  It is not permissible to close out the long position prior to the closing of the short put option.

5.              Buying of puts and calls will be permitted provided the size of the financial commitment is suitable with regard to the individual’s financial situation.

V.                                    PRE-CLEARANCE OF TRANSACTIONS

(1)   Except as provided in Section V(3), each Access Person must pre-clear each proposed transaction in securities with the Review Officer prior to proceeding with the transaction.  Where an Access Person undertakes dealings on behalf of third parties or in nominee names outside the course of their normal duties, prior written approval must be sought also. No transaction in Securities shall be effected without the prior written approval of the Review Officer. Pre-clearance is obtained by filling out the ‘Pre-Clearance Request Form’ available to all access persons on the ARC (Internal website). The completed form should be given in person to the Review Officer who will carry out the necessary checks to determine whether or not to grant approval for the personal transaction. Pre-clearance trading authorisation is valid for 48 hours only.  In determining whether to grant such clearance, the Review Officer shall abide by Section V(4), below.

(2)                                 In determining whether to grant approval for the purchase of a Security offered in a limited offering, the Review Officer shall take into account, among other factors, whether the investment opportunity should be reserved for an Advisory Client, and whether the opportunity is being offered to the Access Person by virtue of his or her position with the Adviser.

(3)                                 The pre-clearance requirements of Section V(1) shall not apply to the following transactions:

(A)                               Purchases or sales over which the Access Person has no direct or indirect influence or control.

(B)                               Purchases or sales which are non-volitional on the part of the Access Person, including purchases or sales upon exercise of puts or calls written by the Access Person and sales from a margin account pursuant to a bonafide margin call.

(C)                               Purchases that are effected as part of an automatic dividend reinvestment plan.

(D)                               Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent such rights were acquired from such issuer.

(E)                                Acquisitions of securities through stock dividends, stock splits, reverse stock splits, mergers, consolidations, spin-offs, and other similar corporate reorganisations or distributions generally applicable to all holders of the same class of Securities;

(F)                                 Acquisitions of Securities through gifts or bequests; and

(G)                              Transactions in Securities of open-end mutual funds, other than:

a.              shares of all investment companies/funds advised by the Adviser or its affiliates or sub-advised by the Adviser

b.              Exchange Traded Funds

(4)                                 The following transactions generally would be expected to receive pre-clearance from the Review Officer absent extenuating circumstances:

(A)                               Transactions which appear upon reasonable inquiry and investigation to present no reasonable likelihood of harm to any Advisory Client and which are otherwise in accordance with Rule 17j-1 and Section 204.  Such transactions would normally include purchases or sales of up to 1,000 shares of a Security, which is being considered for purchase or sale by an Advisory Client (but not then being purchased or sold) if the issuer has a market capitalization of over $1 billion. Permission to purchase Securities described above is not assumed or automatic, but rather may be granted by the Review Officer after extensive review of the facts surrounding such transaction and the effect such transaction would have on the shareholders of the Fund and/or Advisory Clients.

(B)                               Purchases or sales of Securities which are not eligible for purchase or sale by any Advisory Client as determined by reference to the 1940 Act, the Investment Advisers Act and regulations there under, or any relevant “blue sky” laws, the investment objectives policies and investment restrictions of any Advisory Client or undertakings made to regulatory authorities.

(C)                               Transactions that the Review Officer, or other appropriate officers of the Adviser, as a group and after consideration of all the facts and circumstances, determine to be in accordance with Section III and to present no reasonable likelihood of harm to an Advisory Client.

(5)                                 The Compliance Department of the Adviser will maintain pre-clearance records for 6 years

VI.          ADDITIONAL RESTRICTIONS AND REQUIREMENTS

(1)                                                        Supervised Persons should not accept inappropriate gifts, favours, entertainment, special accommodation, or other things of material value that could influence their decision-making or make them feel beholden to a person or a firm. Similarly Supervised Persons should not offer gifts, favours, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a Client feel beholden to the Adviser or the Supervised Person.

This is particularly the case where the Adviser in managing state or municipal pension funds as certain laws or rules in various states may prohibit or limit gifts or entertainment extended to public officials. Supervised Persons are prohibited from making political contributions for the purposes of obtaining or retaining advisory contracts with government entities.

(2)                                                        No Supervised Person may give or accept any gift and/or entertainment packages of more than  €100.00 from any person or entity that it does business with or on behalf of the Adviser or its direct parent, Kleinwort Benson Investors Dublin Ltd, or an Advisory Client, without prior approval by the Review Officer, which can be obtained by completing the “Gifts/Entertainment Approval Form” which is available on the ARC under “Forms”. The Review Officer reserves the right to approve or deny such gifts/entertainment packages

No Supervised Person may give or accept cash gifts or cash equivalents to or from a Client, prospective Client, or any entity that it does business with or on behalf of the Adviser, or its direct patent.

All gifts/entertainment packages of less than €100.00, either given or received must be reported to the Compliance Officer and the individual’s supervising Director. Such notification should be made via e-mail and shall be tracked by the Review Officer in the Gifts Register.

Occasional participation in lunches, dinners, sporting activities or similar gatherings conducted for business purposes are not prohibited. However where the Supervised Person would feel compromised by accepting such invitations s/he is advised to refuse the offer or consult with the Review Officer if in any doubt. Where business related travel and lodging are paid for by any other party than the Adviser, or its direct parent this must be disclosed to the Review Officer through the “Gifts/Entertainment Approval Form”

The Adviser and its Supervised Persons are prohibited from giving gifts or providing meals or entertainment for business purposes that would appear lavish or extravagant in nature.

Policy at Christmas time: All gifts received at Christmas time e.g. hampers, cases or bottles of wine etc. will be centrally pooled and raffled among staff prior to Christmas, with the proceeds going to charity. All gifts given during Christmas time to Advisory Clients, investors, or any persons or entities with whom the Adviser does business must be reported to the Reporting Officer as described above.

Where you are in doubt about any gift and/or entertainment being offered or received you should contact the Review Officer or his/her designate immediately.

(3)                                 No Investment Personnel shall accept a position as a director, trustee or general partner of a publicly-traded company or partnership unless the acceptance of such position has been approved by the Review Officer and is consistent with the interests of all Advisory Clients.

(4)                                 In general, all Supervised Persons are reminded that they must disclose any personal interest that might present a conflict of interest or harm the reputation of the Adviser or its affiliates.

(5)                                 All Supervised Persons are reminded that all oral and written statements, including those made to Clients, prospective clients, their representatives, or the media must be professional, accurate, balanced and not misleading in any way.  All written marketing or promotional material must be approved by the Review Officer or his/her designate, in line with procedure, prior to being issued.

(6)                                 Non-public information about the Adviser’s investment strategies, trading and Advisory Client holdings may not be shared with third parties except as is necessary to implement investment decisions and conduct other legitimate business. Supervised Persons must never disclose proposed or pending trades or other sensitive information to any third party without the prior approval of the CCO. Securities laws may prohibit the dissemination of such information and doing so may be considered a violation of the fiduciary duty that Adviser owes to its Advisory Clients.

With respect to Adviser’s unregistered fund clients (e.g., Kleinwort Benson Investors Investment Trust), Supervised Persons may disclose information about the funds to investors and certain other third-parties (e.g., fund service providers investor representatives) that have a legitimate business need to know such information. Such information should generally be limited to the following:

•                  Fund holdings information contained in marketing materials should be at least thirty days old;

•                  Discussions of specific, current fund holdings should be limited to one-on-one conversations with existing investors or their representatives;

•                  Discussions of pending transactions are strictly prohibited; and

All investors should have equal access to information about a fund’s holdings and activities. Any questions regarding this policy should be addressed to the CCO.

VII.         REPORTING AND COMPLIANCE OBLIGATIONS

(1)                                 The Review Officer shall create and thereafter maintain a list of all Access Persons.

(2)                                 Each Access Person must direct each brokerage firm or bank at which the Access Person maintains a Securities account to promptly send duplicate copies of such person’s account statement and brokerage confirmations promptly to the Review Officer.

(3)                                 As provided in Section VII(5) below, each Access Person must provide to the Review Officer a complete listing of all Securities owned by such person as of the later of adoption of this Code of Ethics or 10 days after becoming an Access Person. Each Access Person must disclose all memberships of Investment Clubs to Compliance and Risk Unit. Where they do not participate in decision making, the transaction does not need to be approved but should be reported in the Access Person’s Annual Holdings Report. Each Access Person must submit a list of Securities holdings to the Review Officer within 45 days after the end of each calendar year.

(4)                                 Every Access Person shall certify annually that he or she:

(A)                               Has read and understands this Code of Ethics;

(B)                               Recognizes that he or she is subject to this Code of Ethics;

(C)                               Has complied with this Code of Ethics; and

(D)                               Has disclosed and reported all personal Securities transactions and personal securities accounts required to be disclosed or reported by this Code of Ethics.

(5)                                 Reports.

(A)                               Initial Holdings Reports:  Every Access Person must provide to the Review Officer a complete listing of all Securities owned by such person, including the title, the exchange ticker or SEDOL number, the type of Security, the number of shares and principal amount, as well as all personal securities accounts, including the name of the broker, dealer or bank at which such account is maintained, within ten days of the later of the adoption of this Code of Ethics or such person’s becoming an Access Person.  Such reports need not show transactions effected for, or Securities held in, personal securities accounts over which the person has no direct or indirect influence or control.

(B)                               Annual Holdings Reports: On an annual basis, each Access Person must submit to the Review Officer a listing of all Securities beneficially owned by such person, including the title, number of shares and principal amount, as well as all personal securities accounts, including the name of the broker, dealer or bank at which such account is maintained. The list must be current as of a date no more than 45 days before the report is submitted and must be received within 45 days of the end of the calendar year.  Such reports need not show transactions effected for, or Securities held in, personal securities accounts over which the person has no direct or indirect influence or control. A form of Annual Holdings Report is attached at Appendix II.

(C)                               Quarterly Reports:

1.                                      Each Access Person shall report all transactions in Securities in which the person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership.  Reports shall be filed with the Review Officer quarterly.  Each Access Person must also report any personal securities accounts established during the quarter.  The Review Officer shall submit confidential quarterly reports with respect to his or her own personal Securities transactions and personal securities accounts established to an officer designated to receive his or her reports, who shall act in all respects in the manner prescribed herein for the Review Officer.  Such reports need not show transactions effected for, or Securities held in, personal securities accounts over which the person has no direct or indirect influence or control.

2.                                      Every quarterly report shall be made no later than 30 days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information (a form of Quarterly Report Form is included as Appendix III):

(a)                                 The date of the transaction, the title, the exchange ticker or SEDOL no, the interest rate and maturity (if applicable), the number of shares and principal amount of each Security involved;

(b)                                 The nature of the transaction (i.e. purchase, sale or any other type of acquisition or disposition);

(c)                                  The price of the Security at which the transaction was effected;

(d)                                 The name of the broker, dealer or bank with or through which the transaction was effected;

(e)                                  The date the report is submitted by the Access Person; and

(f)                                   With respect to any personal securities account established during the quarter, the broker, dealer or bank with whom the account was established, and the date the account was established.

3.                                      In the event the Access Person has no reportable items during the quarter, the report should so note and be returned signed and dated.

(D)                               Any reports covered by this Code of Ethics may contain a statement that the report shall not be construed as an admission by the person making such report that he has any direct or indirect beneficial ownership in the Security to which the report relates.

(E)                                Every Access Person shall report the name of any publicly-traded company (or any company that such Access Person is aware of is anticipating a public offering of its equity Securities) and the total number of its shares beneficially owned by him or her if such total ownership is more than 1% of the company’s outstanding shares.

(F)                                Every Access Person who owns Securities acquired in a limited offering shall disclose such ownership to the Review Officer if such person is involved in any subsequent consideration of an investment in the issuer by an Advisory Client.  The Adviser’s decision to recommend the purchase of such issuer’s Securities to an Advisory Client will be subject to independent review by Investment Personnel with no personal interest in the issuer.

(6)                                 Reporting Violations of the Code of Ethics

All Supervised Persons are required to report violations of the Adviser’s Code of Ethics promptly to the Review Officer or other appropriate personnel as designated in this Code, provided the Review Officer also receives reports of all violations. The violations that should be reported include noncompliance with applicable laws, rules and regulations, fraud or illegal acts involving any aspect of the Adviser’s business, material misstatements in regulatory filings, internal books and records, Clients reports and, activity that is harmful to Clients, including fund shareholders and deviations from required controls and procedures that safeguard Clients and the Adviser. This list is not exhaustive.

Such reports will be treated confidentially to the extent permitted by law and investigated promptly and appropriately. Retaliation against an individual who reports a violation is prohibited and constitutes a further violation of the Code.

VIII.    REVIEW AND ENFORCEMENT

(1)                                 The Review Officer’s Duties and Responsibilities.  The Review Officer shall notify each person who becomes an Access Person and who is required under this Code of Ethics of his or her reporting requirements no later than ten days before the first quarter in which such person is required to begin reporting.

(2)                                 The Review Officer will, on a quarterly basis, compare all confirmations, account statements and other reports received with a list of Securities that have been purchased or sold on behalf of any Advisory Client to determine whether a violation of this Code of Ethics may have occurred.  Before determining that a person has violated the Code of Ethics, the Review Officer shall give such person an opportunity to supply additional explanatory material.

(3)                                  If the Review Officer determines that a violation has occurred, or believes that a Code of Ethics violation may have occurred, the Review Officer must submit a written report regarding the possible violation, together with any confirmations, account statements or other reports and any additional explanatory material provided by the Access Person, to the Access Person’s primary supervisor, and legal counsel for the Adviser, who shall make an independent determination as to whether a violation has occurred.  If the primary supervisor is unavailable or is unable to review the transaction, the alternate supervisor shall act in all respects in the manner prescribed herein for the primary supervisor.

(4)                                  If the primary or alternate supervisor finds that a violation has occurred, the CCO in consultation with the supervisor shall impose upon the individual such sanctions as he or she deems appropriate.

IX.       ANNUAL WRITTEN REPORTS TO SENIOR MANAGEMENT AND THE BOARD

At least annually, the Adviser will provide a written report to the Senior Management of the Adviser and to each Fund Client’s Adviser for onward reporting to the Fund Board of Trustees, or Board of Directors (collectively the “Board”), as the case may be, as follows:

(1)                                 Issues Arising Under the Code of Ethics.  The report must describe any issue(s) that arose during the previous year under the Code of Ethics or procedures thereto, including any material Code of Ethics or procedural violations, and any resulting sanction(s).  The Adviser may report to senior management of the Adviser and/or the Adviser’s Board more frequently as it deems necessary or appropriate and shall do so as requested by the Board.

(2)                                 Certification.  Each report must be accompanied by a certification to senior management and/or the Board that the Adviser has adopted procedures reasonably necessary to prevent its Access Persons from violating this Code of Ethics.

X.                                   RECORDKEEPING

The Adviser will maintain the records set forth below.  These records will be maintained in accordance with the 1940 Act, Rule 204 of the Investment Advisers Act, 1940 and the following requirements.  They will be available for examination by representatives of the Securities and Exchange Commission and other regulatory agencies.

 (1)                              A copy of this Code of Ethics and any other code adopted by the Adviser under Rule 17j-1 of the IC Act and/or Rule 204 of the Investment Advisers Act 1940, which is, or at any time within the past five years has been, in effect will be preserved in an easily accessible place.

 (2)                              A record of any Code of Ethics violation and of any sanctions taken will be preserved in an easily accessible place for a period of at least five years following the end of the fiscal year in which the violation occurred.

 (3)                              A copy of each Quarterly Report, Initial Holdings Report, and Annual Holdings Report submitted under this Code of Ethics, including any information provided in addition to any such reports made under this Code of Ethics, will be preserved for a period of at least five years from the end of the fiscal year on which it is made, for the first two years in an easily accessible place.

 (4)                              A record of all persons, currently or within the past five years, who are or were required to submit reports under this Code of Ethics, or who are or were responsible for reviewing these reports, will be maintained in an easily accessible place.

 (5)                              A copy of each annual report required by Section IX of this Code of Ethics must be maintained for at least five years from the end of the fiscal year in which it is made, for the first two years in any easily accessible place.

 (6)                              A record of any decision and the reasons supporting the decision, to approve the acquisition of Securities acquired in an IPO or a limited offering, for at least five years after the end of the fiscal year in which the approval is granted.

 (7)                              A record of any decision, and the reasons supporting the decision, related to the Review Officer’s determination regarding an Access Person’s transaction in a Security as described in Section IV(1).

XI.          MISCELLANEOUS

 (1)                              Confidentiality.  All reports and other confirmations and reports of Securities transactions, and any other information filed with the Adviser pursuant to this Code of Ethics, shall be treated as confidential, provided such reports and information may be produced to the Securities and Exchange Commission and other regulatory agencies.

(2)                                 Interpretation of Provisions.  The Adviser may from time to time adopt such interpretations of this Code of Ethics as it deems appropriate.

(3)                                  Compliance Certification.  Within ten days of becoming an Access Person, and each year thereafter, each such person must complete a Compliance Certification.  A Compliance Certification Form is attached as Appendices IV & V.

APPENDICES

APPENDIX I

KLEINWORT BENSON INVESTORS INTERNATIONAL LIMITED

QUARTERLY PERSONAL SECURITIES TRANSACTIONS REPORT

Name of Reporting Person:

Calendar Quarter Ended:

Date Report Due:

Date Report Submitted:

Securities Transactions

Date of Transaction	Name of Issuer and Title of Security	SEDOL	No. Of Shares (if applicable)	Principal Amount, Maturity Date and Interest Rate (if applicable)	Type of Transaction	Price	Name of Broker, Dealer or Bank Effecting Transaction

If you had no reportable transactions during the quarter, please check here.  ☐

If you do not want this report to be construed as an admission that you have beneficial ownership of one or more securities reported above, please describe below and indicate which securities are at issue.

Securities Accounts

If you established an account within the quarter, please provide the following information:

Name of Broker, Dealer or Bank	Date Account was Established	Name(s) on and Type of Account

If you did not establish a securities account during the quarter, please check here.  ☐

I certify that I have included on this report all securities transactions and accounts required to be reported pursuant to the Code of Ethics.

Signature:	Date:

APPENDIX II

KLEINWORT BENSON INVESTORS INTERNATIONAL LIMITED

INITIAL HOLDINGS REPORT

Name of Reporting Person:

Date Person Became Subject to the Code’s Reporting Requirements:

Information in Report Dated as of:

Date Report Due:

Date Report Submitted:

Securities Holdings

Name of Issuer and Title of Security	No. of Shares (if applicable)	SEDOL	Principal Amount, Maturity Date and Interest Rate (if applicable)

If you have no securities holdings to report, please check here.  ☐

If you do not want this report to be construed as an admission that you have beneficial ownership of one or more securities reported above, please describe below and indicate which securities are at issue.

Securities Accounts

Name of Broker, Dealer or Bank	Name(s) on and Type of Account

If you have no securities accounts to report, please check here.  ☐

I certify that I have included on this report all securities transactions and accounts required to be reported pursuant to the Code of Ethics.

Signature:	Date:

APPENDIX III

KLEINWORT BENSON INVESTORS INTERNATIONAL LTD

ANNUAL HOLDINGS REPORT

Name of Reporting Person:

Information in Report Dated as of:

Date Report Due:

Date Report Submitted:

Calendar Year Ended:  December 31,

Securities Holdings

Name of Issuer and Title of Security	No. of Shares (if applicable)	SEDOL	Principal Amount, Maturity Date and Interest Rate (if applicable)

If you have no securities holdings to report for the year, please check here.  ☐

If you do not want this report to be construed as an admission that you have beneficial ownership of one or more securities reported above, please describe below and indicate which securities are at issue.

Securities Accounts

Name of Broker, Dealer or Bank	Date Account was Established	Name(s) on and Type of Account

If you have no securities accounts to report for the year, please check here.  ☐

I certify that I have included on this report all securities transactions and accounts required to be reported pursuant to the Code of Ethics.

Signature:	Date:

APPENDIX IV

KLEINWORT BENSON INVESTORS INTERNATIONAL LTD

INITIAL COMPLIANCE CERTIFICATION

INITIAL CERTIFICATION

I certify that I:	(i)	have received, read and reviewed the Code of Ethics;

	(ii)	understand the policies and procedures in the Code of Ethics;

	(iii)	recognize that I am subject to such policies and procedures;

	(iii)	understand the penalties for non-compliance;

	(v)	will fully comply with the Code of Ethics; and

	(vi)	have fully and accurately completed this Certificate.

Signature:

Name:	(Please print)

Date Submitted:

Date Due:

APPENDIX V

KLEINWORT BENSON INVESTORS INTERNATIONAL LTD.

ANNUAL COMPLIANCE CERTIFICATION

ANNUAL CERTIFICATION

I certify that I:

(i)                                     have received, read and reviewed the Code of Ethics as amended;;

(ii)                                  understand the policies and procedures in the Code of Ethics;

(iii)          recognise that I am subject to such policies and procedures;

(iv)                              understand the penalties for non-compliance;

(v)                                 have complied with the Code of Ethics and any applicable reporting requirements during this past year;

(vi)                              have fully disclosed any exceptions to my compliance with the Code of Ethics below;

(vii)                           will fully comply with the Code of Ethics; and

(viii)                        have fully and accurately completed this Certificate.

EXCEPTION(S):

Signature:

Name:	(Please print)

Date Submitted:

Date Due:

INITIAL CERTIFICATION PURSUANT TO RULE 17j-1

The undersigned,                                                                               , in his/her capacity as                                                , of Kleinwort Benson Investors International Limited (KBII the sub-adviser to the [insert name of Fund to which cert is being provided] (the “Fund”) hereby certifies the following:

1.                                      KBII has adopted a Code of Ethics (the “Code”) covering the sub-adviser, pursuant to, and in compliance with, Rule 17j-1 under the Investment Company Act of 1940;

2.                                      KBII has adopted procedures reasonably necessary to prevent its access persons from violating the Code;

3.                                      KBII’s Code of Ethics contains provisions reasonably necessary to prevent access persons from violating Rule 17j-1(b); and

4.                                      In accordance with Rule 17j-1, KBII has submitted its Code of Ethics to the Fund’s Board of Directors for approval.

Witness my hand this          day of                   , 20

Signature:

Printed Name:

Title: